Exhibit 99.1

INVO Bioscience Establishes Joint Venture to Operate Dedicated INVOcell Fertility Clinics in Mexico

Joint Venture Targets the Large and Growing Mexico Market for Infertility Services

SARASOTA, Florida – September 30, 2020 -- INVO Bioscience, Inc. (OTCQB: INVO) developers of INVOcell®, the world's only in vivo Intravaginal Culture System, announced today it has teamed up with Dr. Francisco Arredondo, MD, a respected and experienced board certified reproductive endocrinologist, and Dr. Ramiro Ramirez, MD, a physician and owner of several successful enterprises in Mexico, to establish a joint venture through its wholly-owned subsidiary INVO Centers, LLC, a Delaware limited liability company (“INVO Centers”), focusing on developing the Mexico market for INVOcell. The new jointly-owned operation, named Positib Fertility, S.A. de C.V. (“Positib Fertility”), is a Mexico registered company that will focus on establishing fertility centers dedicated to offering INVOcell, with the initial center to be located in the city of Monterrey, Mexico.

The INVOcell system is a novel fertility treatment that uses a woman's own body as a natural incubator during fertilization and early embryo development. The IVC (Intra-Vaginal Culture) process using the INVOcell is cost-effective and has shown highly effective pregnancy rates and may have the ability to significantly increase patient access. The Company further believes the INVOcell system helps eliminate the need for costly infrastructure and overhead associated with IVF, one of the primary hindering factors to fertility treatment capacity.

Under terms of the agreement, INVO Centers, Dr. Arredondo and Dr. Ramiro Ramirez Gutierrez (through his entity, Security and Health, LLC, a Texas limited liability company), will each own a 1/3 share the venture. INVO Bioscience will provide the device, training and general technology support to the joint venture, while Positib Fertility will be responsible for the operations of the INVOcell clinics in Mexico. Each partner will equally invest in start-up and capital expenditures and share in the revenue and profits of the joint venture.

Dr. Arredondo was an early adopter of the INVOcell solution as he began offering IVC via the INVOcell to his patients at fertility clinics in San Antonio and Austin in 2016. In 2017, due to the success in expanding the accessibility of infertility treatment to patients utilizing INVOcell, he decided to open a center where he would exclusively offer the INVOcell solution in McAllen, Texas. Dr. Arredondo successfully sold his U.S.-based fertility clinics in 2019 and is now focused on bringing the INVOcell solution to Mexico.

Steve Shum, CEO of INVO Bioscience, commented, “We are extremely pleased to have INVO Centers entering this agreement with Dr. Arredondo and Positib Fertility to bring dedicated INVOcell clinics to Mexico. Dr. Arredondo has been a champion of INVOcell for nearly five years, having successfully operated centers offering INVOcell within the United States. We believe he is a tremendous partner, and one already fully up to speed and well versed in the benefits that INVOcell can provide to patients, something that we believe will allow us to accelerate our collective efforts to build the INVOcell technology throughout Mexico. As with any new international market, we must work through the required registration process before we can begin to import. We have already begun this effort and as the timing becomes more visible, we will provide updates. In the interim, we are now working closely with Dr. Arredondo and Dr. Ramirez to prepare our first Mexico clinic in Monterrey.”

Francisco Arredondo, MD., MPH, of Positib Fertility, S.A. de C.V., commented, “INVOcell is a truly remarkable technology that provides patients with an effective and affordable infertility solution and one I believe can be administered by OBGYN’s thereby increasing the network of providers and the potential to increase patient access to this advanced infertility treatment. Having been one of the pioneers of adapting INVOcell to commercial use in the United States, I look forward to applying my experience, and passion for treating our patients, to the citizens of Mexico through this joint venture with INVO Bioscience. Democratizing fertility services and social entrepreneurship are the next frontiers for professionals and represent a huge opportunity in the future”

Ramiro Ramirez, MD, of Positib Fertility, S.A. de C.V., expressed, “This international joint venture is very close to my belief that you can increase excellent medical care, fulfill a need in the society and be profitable. Those concepts are not mutually exclusive and now are the norm in successful medical entrepreneurship.”

Since January 2019, INVO Bioscience has signed commercialization agreements in the United States, India, as well as parts of Africa and Eurasia for the INVOcell device. The Company believes the worldwide fertility treatment market to be severely underserved with only 1% to 2% of the estimated 150 million infertile couples being treated and is a market in need of an affordable and scalable solution to help expand care, something INVOcell believes it can address.

About INVO Bioscience

INVO Bioscience, Inc. (OTCQB: INVO) ("INVO") is an innovative medical device company developing solutions for the global infertility industry. INVO's goal is to increase access to care and expand fertility treatment across the globe while seeking to lower the cost and increase the availability of care. INVO's lead commercial product, the INVOcell, is a patented Assisted Reproductive Technology (ART) used in the treatment of infertility. The INVOcell device and procedure is unique as the first Intravaginal Culture (IVC) system in the world used for the natural in vivo incubation of eggs and sperm during fertilization and early embryo development. As an alternative to traditional in Vitro Fertilization (IVF), the revolutionary in vivo method of vaginal incubation offers patients a more natural and intimate experience. INVO Bioscience is headquartered in Sarasota, FL. For more information, please visit http://invobioscience.com/

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

INVO Bioscience
Steve Shum, CEO
978-878-9505
steveshum@invobioscience.com

Investors
Lytham Partners, LLC
Robert Blum
602-889-9700
INVO@lythampartners.com